Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             BARNES & NOBLE, INC.,

                             B&N.COM HOLDING CORP.,

                           B&N.COM ACQUISITION CORP.,

                                      and

                            BARNESANDNOBLE.COM INC.

                          Dated as of January 8, 2004

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                               Table of Contents

                                                                            Page

ARTICLE I. The Merger.........................................................2
  Section 1.1.  The Merger....................................................2
  Section 1.2.  Effective Time................................................2
  Section 1.3.  Closing.......................................................2
  Section 1.4.  Certificate of Incorporation; By-laws; Directors and Officers..................................................2
  Section 1.5.  Effect of Merger on Common Stock..............................3
  Section 1.6.  Dissenting Shares.............................................4
  Section 1.7.  Stock Options.................................................4
  Section 1.8.  Exchange of Certificates; Payment for Class A Common Stock....4

ARTICLE II. Representations and Warranties of the Company.....................7
  Section 2.1.  Organization of the Companies.................................7
  Section 2.2.  Capitalization of the Companies...............................8
  Section 2.3.  Subsidiaries of the Companies.................................9
  Section 2.4.  Authorization.................................................9
  Section 2.5.  Opinion of Financial Advisor and Approval by the
                Special Committee............................................10
  Section 2.6.  Brokers and Finders..........................................10
  Section 2.7.  Proxy Statement; Schedule 13E-3..............................10
  Section 2.8.  SEC Documents; Financial Statements; Sarbanes-Oxley..........11
  Section 2.9.  Absence of Certain Changes or Events.........................12
  Section 2.10. No Undisclosed Material Liabilities..........................12
  Section 2.11. Compliance with Laws and Court Orders........................12
  Section 2.12. Litigation and Claims........................................12
  Section 2.13. Employee Plans...............................................12

ARTICLE III. Representations and Warranties of the Barnes & Noble Parties....13
  Section 3.1.  Organization and Qualification...............................13
  Section 3.2.  Authorization................................................13
  Section 3.3.  Brokers and Finders..........................................14
  Section 3.4.  Proxy Statement; Schedule 13E-3..............................14
  Section 3.5.  Knowledge....................................................14

ARTICLE IV. Certain Covenants and Agreements.................................15
  Section 4.1.  Certain Actions Pending Merger...............................15
  Section 4.2.  Proxy Statement..............................................16
  Section 4.3.  Stockholders' Meeting........................................17
  Section 4.4.  Reasonable Efforts...........................................18
  Section 4.5.  Inspection of Records........................................18
  Section 4.6.  Notification of Certain Matters..............................19
  Section 4.7.  Disclosure...................................................19
  Section 4.8.  Directors' and Officers' Indemnification.....................19
  Section 4.9.  Stockholder Litigation.......................................21

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  Section 4.10. Employee Matters.............................................22

ARTICLE V. Conditions Precedent..............................................22
  Section 5.1.  Conditions to each Party's Obligation to Effect the
                Merger.......................................................22
  Section 5.2.  Conditions to the Obligation of the Company to Effect
                the Merger...................................................23
  Section 5.3.  Conditions to the Obligation of the Barnes & Noble Parties to
                Effect the Merger............................................23

ARTICLE VI. Termination, Amendment and Waiver................................24
  Section 6.1.  Termination..................................................24
  Section 6.2.  Effect of Termination........................................25
  Section 6.3.  Amendment....................................................25
  Section 6.4.  Waiver.......................................................25

ARTICLE VII. Miscellaneous...................................................25
  Section 7.1.  Definitions..................................................25
  Section 7.2.  Non-survival of Representations and Warranties...............29
  Section 7.3.  Expenses.....................................................29
  Section 7.4.  Applicable Law...............................................29
  Section 7.5.  Notices......................................................29
  Section 7.6.  Entire Agreement.............................................30
  Section 7.7.  Assignment...................................................30
  Section 7.8.  Headings References..........................................30
  Section 7.9.  Construction.................................................30
  Section 7.10. Counterparts.................................................31
  Section 7.11. No Third Party Beneficiaries.................................31
  Section 7.12. Actions of the Company.......................................31
  Section 7.13. Severability; Enforcement....................................31

                                       ii

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2004 (this "Agreement"), by and among Barnes & Noble, Inc., a Delaware corporation ("Barnes & Noble"), B&N.com Holding Corp., a Delaware corporation and a wholly owned subsidiary of Barnes & Noble ("B&N Holding Corp."), B&N.com Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of B&N Holding Corp. ("B&N Acquisition Corp."), and barnesandnoble.com inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in
Section 7.1.

                                    RECITALS:

     A. Barnes & Noble, through B&N Holding Corp., beneficially owns, within the meaning of Rule 13d-3 of the Exchange Act, 119,138,502 shares of capital stock of the Company (the "Capital Stock") representing approximately 74.6% of the outstanding equity interest and approximately 96.6% of the voting interest in the Company as of the date hereof. The shares of Capital Stock beneficially owned by Barnes & Noble through B&N Holding Corp. consist of the following: (i) 4,138,500 shares of Class A common stock, par value $0.001 per share, of the Company (the "Class A Common Stock") and (ii) 115,000,002 shares of Class A Common Stock which B&N Holding Corp. has the right to acquire upon conversion of its (A) one share of Class B common stock, par value $0.001 per share, of the Company ("Class B Common Stock"), which represents the only share of Class B Common Stock issued and outstanding, (B) one share of Class C common stock, par value $0.001 per share, of the Company ("Class C Common Stock"), which represents the only share of Class C Common Stock issued and outstanding, and
(C) 115,000,000 membership units (the "Membership Units") in barnesandnoble.com llc, a Delaware limited liability company whose sole manager is the Company ("B&N LLC").

     B. Barnes & Noble, through B&N Acquisition Corp., desires to acquire all of the shares of Class A Common Stock not owned by it, directly or indirectly, and to provide for the payment of $3.05 per share in cash for all such shares of Class A Common Stock, by means of a merger of B&N Acquisition Corp. with and into the Company in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL"), upon the terms and subject to the conditions of this Agreement (the "Merger").

     C. The respective Boards of Directors of the Company, Barnes & Noble, B&N Holding Corp. and B&N Acquisition Corp. have (and in the case of the Company, upon the recommendation of a special committee of its Board of Directors (the "Special Committee")) approved this Agreement and declared it advisable and in the best interests of their respective companies and stockholders to consummate the Merger on the terms and subject to the conditions set forth herein.

     D. In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

                                   ARTICLE I.
                                   The Merger

     Section 1.1. The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, B&N Acquisition Corp. will be merged with and into the Company, the separate existence of B&N Acquisition Corp. will cease, and the Company will continue as the surviving corporation (the "Surviving Corporation"). The Merger will have the effects as provided by the DGCL and other applicable law.

     Section 1.2. Effective Time. On the Closing Date, B&N Acquisition Corp. and the Company will file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as the Parties may agree, as specified in the Certificate of Merger (the time the Merger becomes effective, the "Effective Time").

     Section 1.3. Closing. Unless this Agreement shall have been terminated in accordance with Section 6.1, the closing of the Merger (the "Closing") will take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104 at 10:00 a.m. (eastern standard time) on a date to be mutually agreed to by the Parties, which date shall be no later than the third business day after the satisfaction of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to such conditions) provided in Article V, or at such other time and place as the Parties may agree to in writing (the "Closing Date").

     Section 1.4. Certificate of Incorporation; By-laws; Directors and Officers. At the Effective Time:

     (a) the Amended and Restated Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to read in its entirety as set forth in Exhibit A hereto and, until thereafter amended in accordance with its terms and as provided by the DGCL, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation;

     (b) except as required by Section 4.8(a), the By-laws of B&N Acquisition Corp. as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation following the Merger (except that the name of the Surviving Corporation shall be "barnesandnoble.com inc."), until thereafter amended as provided in the DGCL or in the Certificate of Incorporation or By-laws of the Surviving Corporation;

     (c) the directors of B&N Acquisition Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the Certificate of Incorporation or By-laws of the Surviving Corporation; and

                                       2

     (d) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected as provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

     Section 1.5. Effect of Merger on Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of B&N Acquisition Corp., the Company or the holders of any shares of Class A Common Stock:

     (a) each share of common stock, par value $0.001 per share, of B&N Acquisition Corp. that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation;

     (b)  subject to Section 1.5(c) and Section 1.6:

          (i) each share of Class A Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Class A Common Stock held by B&N Holding Corp. and Barnes & Noble and their respective subsidiaries) will be converted into the right to receive $3.05 in cash, without interest (the "Merger Consideration"), and, when so converted, will automatically be canceled and will cease to exist;

          (ii) each holder of a certificate representing any such shares of Class A Common Stock will cease to have any rights with respect to such shares of Class A Common Stock to the extent such certificate represents such shares of Class A Common Stock, except for the right to receive the Merger Consideration payable to the shares of Class A Common Stock formerly represented by such certificate upon surrender of such certificate in accordance with Section 1.8; and

          (iii) in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Class A Common Stock shall have been changed into a different number of shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted; and

     (c) each share of Class A Common Stock, Class B Common Stock and Class C Common Stock that is owned immediately prior to the Effective Time by B&N Holding Corp. will be canceled and will cease to exist, no consideration will be delivered in respect of such shares, and B&N Holding Corp. will cease to have any rights with respect to any certificates representing any such shares.

                                       3

     Section 1.6. Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, shares of Class A Common Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected such holder's right to appraisal of such shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into or represent the right to receive the Merger Consideration, but their holder will instead be entitled to such rights as are afforded under the DGCL with respect to Dissenting Shares, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal.

     (b) If any holder of shares of Class A Common Stock who demands appraisal of such holder's shares pursuant to the DGCL fails to perfect or withdraws or otherwise loses such holder's right to appraisal, at the later of the Effective Time or upon the occurrence of such event, such holder's Dissenting Shares will be converted into and will represent the right to receive the Merger Consideration, without interest, in accordance with Section 1.5(b).

     (c)  The Company shall give Barnes & Noble:

          (i) prompt notice of any written demand for appraisal or payment of the fair value of any shares of Class A Common Stock, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company; and

          (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

     (d) The Company shall not, except with the prior written consent of Barnes & Noble, voluntarily make any payment with respect to any demands for appraisals of Class A Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     Section 1.7. Stock Options. Immediately prior to the Effective Time, each option to purchase shares of Class A Common Stock granted under any stock option plan or purchase plan, program or similar arrangement that is outstanding immediately prior to the Effective Time (each, an "Option") shall, whether vested or not vested, be converted into and become the right to receive from the Surviving Corporation, promptly following the Effective Time, an amount in cash equal to the product obtained by multiplying (A) the excess of the Merger Consideration payable for each share of Class A Common Stock over the exercise price of each such Option, by (B) the number of shares of Class A Common Stock for which such Option was exercisable immediately prior to the Effective Time, and when so converted, will automatically be cancelled and retired and will cease to exist.

     Section 1.8. Exchange of Certificates; Payment for Class A Common Stock.

     (a) Exchange Agent. Prior to the Effective Time, Barnes & Noble will appoint a bank or trust company reasonably acceptable to the Company to act as exchange

                                       4

          agent (the "Exchange Agent") for the payment of the Merger Consideration. Immediately prior to the Effective Time, Barnes & Noble will have deposited, or caused to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Class A Common Stock (other than B&N Holding Corp. and Barnes & Noble), the aggregate amount of cash payable under Section 1.5(b) in exchange for outstanding shares of Class A Common Stock in accordance with this
          Section 1.8 (the "Exchange Fund").

     (b)  Exchange Procedures.

          (i) Promptly after the Effective Time (but no later than five (5) business days after the Effective Date), the Exchange Agent will mail to each holder of record of a certificate or certificates, which represented outstanding shares of Class A Common Stock immediately prior to the Effective Time, whose shares were converted into the right to receive cash pursuant to Section 1.5(b):

                    (1) a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) specifying that delivery will be effected, and risk of loss and title to the certificates representing such shares of Class A Common Stock will pass, only upon delivery of the certificates representing such shares of Class A Common Stock to the Exchange Agent, which certificates must be in such form and have such other provisions as the Exchange Agent may reasonably specify; and

                    (2) instructions for use in effecting the surrender of the certificates representing such shares of Class A Common Stock, in exchange for the Merger Consideration.

          (ii) Upon surrender to, and acceptance in accordance with Section 1.8(b)(iii) below by, the Exchange Agent of a certificate or certificates formerly representing shares of Class A Common Stock, the holder will be entitled to the amount of cash into which the number of shares of Class A Common Stock formerly represented by such certificate or certificates surrendered have been converted under this Agreement.

          (iii) The Exchange Agent will accept certificates formerly representing shares of Class A Common Stock upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the certificates in accordance with normal exchange practices.

          (iv) After the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of certificates representing shares of Class A Common Stock and if such certificates are presented to the Company for transfer, they will be canceled against delivery of the Merger

                                       5

               Consideration allocable to the shares of Class A Common Stock represented by such certificate or certificates.

          (v) If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Class A Common Stock surrendered for exchange is registered, no Merger Consideration may be paid in exchange for such certificate unless:

                    (1) the certificate so surrendered is properly endorsed,
               with signature guaranteed, or otherwise in proper form for transfer; and

                    (2) the Person requesting such payment shall pay any
               transfer or other taxes required by reason of the payment to a Person other than the registered holder of such certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (vi) Until surrendered as contemplated by this Section 1.8 and at any time after the Effective Time, each certificate for shares of Class A Common Stock (other than Dissenting Shares) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 1.5(b). No interest will be paid or will accrue on any amount payable as Merger Consideration.

     (c) No Further Ownership Rights in Class A Common Stock. The Merger Consideration paid upon the surrender for exchange of certificates formerly representing shares of Class A Common Stock in accordance with this Section 1.8 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Class A Common Stock formerly represented by such certificates.

     (d) Termination of Exchange Fund. The Exchange Agent will deliver to the Surviving Corporation any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates formerly representing shares of Class A Common Stock upon expiry of the period of six (6) months following the Effective Time. Any holders of shares of Class A Common Stock prior to the Merger who have not complied with this Section 1.8 prior to such time, may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holders may be entitled.

     (e) No Liability. No Party will be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

     (f) Lost Certificates. If any certificate or certificates formerly representing shares of Class A Common Stock is lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration deliverable in respect of, and in exchange for,

                                       6

          such lost, stolen or destroyed certificate, as determined in accordance with this Section 1.8, only upon:

          (i) the making of an affidavit of such loss, theft or destruction by the Person claiming such certificate or certificates to be lost, stolen or destroyed; and

          (ii) if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate; or

          (iii) if required by the Surviving Corporation, the entering into an indemnity agreement by such Person reasonably satisfactory to the Surviving Corporation to indemnify the Surviving Corporation against any claim that may be made against it with respect to such certificate.

     (g) Withholding Rights. The Surviving Corporation may deduct and withhold, or may instruct the Exchange Agent to deduct and withhold, from the consideration otherwise payable under this Agreement to any holder of shares of Class A Common Stock such amounts as the Surviving Corporation is required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended, or any similar provision of state, local or foreign tax law with respect to the making of such payment. Any amounts so deducted and withheld by the Surviving Corporation or the Exchange Agent will be treated as having been paid to the holder of the shares of Class A Common Stock in respect of which such deduction and withholding was made for all purposes of this Agreement.

                                  ARTICLE II.
                  Representations and Warranties of the Company

     Except as set forth in the Company's disclosure letter delivered to the Barnes & Noble Parties in connection with this Agreement (the "Company Disclosure Letter") or the SEC Documents filed prior to the date of this Agreement, the Company hereby represents and warrants to the Barnes & Noble Parties as follows:

     Section 2.1. Organization of the Companies.

     (a) To the Company's knowledge the Company is a corporation duly organized, and the Company is validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. To the Company's knowledge B&N LLC is a limited liability company duly organized, and B&N LLC is validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.

                                       7

     (b) To the Company's knowledge, the Company is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company's knowledge B&N LLC is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on B&N LLC.

     Section 2.2. Capitalization of the Companies.

     (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 750,000,000 shares of Class A Common Stock;
          (ii) 1,000 shares of Class B Common Stock; (iii) 1,000 shares of Class C Common Stock; and (iv) 50,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"). As of January 7, 2004, there were 48,280,087 shares of Class A Common Stock issued and outstanding, one share of Class B Common Stock issued and outstanding, one share of Class C Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. As of January 7, 2004, there were 14,939,905 shares of Class A Common Stock issuable upon the exercise of issued and outstanding Options. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of the Company are held in the treasury of the Company as of the date of this Agreement.

     (b) Except for Class A Common Stock issuable upon (i) the exercise of outstanding Options and (ii) the conversion of Membership Units, Class B Common Stock or Class C Common Stock, there are no outstanding options, warrants or other rights of any kind issued or granted by the Company to acquire (including preemptive rights) from the Company any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from the Company, nor is the Company committed to issue any such option, warrant, right or security.

     (c) As of January 7, 2004, there are issued and outstanding 163,280,087 Membership Units and the Company is the record and beneficial owner of 48,280,089 Membership Units, which are, to the Company's knowledge, free and clear of any Liens. All of the issued and outstanding Membership Units are duly authorized, validly issued and fully paid. There are no outstanding options, warrants or other rights of any kind issued or granted by either of the Companies to acquire (including preemptive rights) from either of the Companies any Membership Units or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such Membership Units, nor are either of the Companies committed to issuing any such option, warrant, right or security.

                                       8

     Section 2.3. Subsidiaries of the Companies. Other than the Company's interest in B&N LLC and B&N LLC's 100% interest in BookQuest LLC, the Companies do not own, directly or indirectly, any equity securities of any other Person.

     Section 2.4. Authorization.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of this Agreement by the stockholders of the Company, to carry out its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Company (other than the approval of this Agreement by the stockholders of the Company and filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL). Upon the recommendation of the Special Committee, the Board of Directors of the Company has in accordance with the requirements of the DGCL unanimously approved and declared advisable this Agreement and has determined that the terms of the Merger are fair to, and in the best interests of, the Company and the Public Stockholders.

     (c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each Barnes & Noble Party, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

     (d)  Consents.

          (i) Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 2.4(d)(ii) have been made or obtained, the execution, delivery and performance by the Company of this Agreement will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under:

                    (1) any term or provision of any state or federal law,
               ordinance, rule or regulation to which either of the Companies is subject, except for such violations, breaches or defaults that would not have, together with all such other violations, breaches and defaults, a Material Adverse Effect on the Companies, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement; or

                    (2) the Certificate of Incorporation or By-laws of the
               Company or the organizational documents of B&N LLC, as amended and in effect on the date of this Agreement; or

                                       9

                    (3) any Contract or Judgment to which either of the
               Companies is a party or by which either of the Companies is bound, or result in the creation of any Lien upon any of the properties or assets of either of the Companies, except for such violations, breaches, defaults or Liens that would not have, together with all such other violations, breaches, defaults and Liens, a Material Adverse Effect on the Companies, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement.

          (ii) No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the Company's valid execution, delivery or performance of this Agreement, or the consummation of any other transaction contemplated on the part of the Company under this Agreement, except (1) in connection, or in compliance, with the Securities Act and the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which either of the Companies is qualified to do business, and (3) approvals, qualifications, orders, authorizations, or filings, in each case, the failure to obtain which would not have a Material Adverse Effect on the Companies, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement.

     Section 2.5. Opinion of Financial Advisor and Approval by the Special Committee.

     (a)  On or prior to the date of this Agreement, the Special Committee has
          (i) approved the terms of this Agreement and the Merger as they relate to the Public Stockholders, (ii) determined that the Merger is fair to and in the best interest of the Company and the Public Stockholders, and (iii) recommended that the Board of Directors of the Company approve this Agreement and the Merger.

     (b) The Special Committee has received an opinion of Credit Suisse First Boston LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders.

     Section 2.6. Brokers and Finders. Other than Credit Suisse First Boston LLC, neither of the Companies has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

     Section 2.7. Proxy Statement; Schedule 13E-3.

     (a) None of the information to be supplied by either of the Companies for inclusion in the Proxy Statement or the Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any

                                       10

          amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) Each of the Proxy Statement and the Schedule 13E-3 will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

     Section 2.8. SEC Documents; Financial Statements; Sarbanes-Oxley.

     (a) To the Company's knowledge, the Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC since January 1, 2002 (collectively, the "SEC Documents").

     (b) As of the respective dates that they were filed, the SEC Documents complied as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated in or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading.

     (c)  The financial statements of the Company included in the SEC Documents
          (i) comply as to form in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) fairly present in all material respects the financial position of the Company as of the respective dates and the Company's results of operations and cash flows for the periods then ended except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (d) The Company maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by
          Section 302 of the Sarbanes-Oxley Act of 2002. The Company's "disclosure controls and procedures" are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and

                                       11

          communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. Neither of the Companies is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).

     Section 2.9. Absence of Certain Changes or Events. Since December 31, 2002, the Companies have conducted their respective businesses only in the ordinary course of such businesses, and there has not been any event, fact, violation, circumstance or other matter that has or have had, or would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Companies, taken as a whole.

     Section 2.10. No Undisclosed Material Liabilities. Since September 30, 2003, the Companies have not incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute or otherwise, which would be required to be reflected, reserved for or disclosed under GAAP in the consolidated financial statements of the Company, other than:

     (a) liabilities or obligations reflected, reserved for or disclosed in the Company's filed SEC Documents;

     (b) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole; and

     (c) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated by this Agreement.

     Section 2.11. Compliance with Laws and Court Orders. Each of the Companies is in compliance with and, to the knowledge of each of the Companies, has not been given notice of any violation of any applicable law, rule regulation, judgment, injunction, order or decree of any Governmental Entity applicable to either of the Companies, except for such violations as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Companies, taken as a whole.

     Section 2.12. Litigation and Claims. Neither of the Companies is subject to any continuing order of, or written agreement or memorandum of understanding with, any Governmental Entity or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or any court or arbitrator, and there is no claim, action, suit, litigation, proceeding, or arbitration pending or, to the knowledge of either of the Companies, threatened, except for matters which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Companies, taken as a whole.

     Section 2.13. Employee Plans. No Company Plan or Contract exists that could result in the payment to any present or former employee of either of the Companies of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of either of the Companies as a result of the Merger.

                                       12

                                  ARTICLE III.
          Representations and Warranties of the Barnes & Noble Parties

     Barnes & Noble, B&N Holding Corp. and B&N Acquisition Corp. (each, a "Barnes & Noble Party" and together, the "Barnes & Noble Parties") hereby jointly and severally represent and warrant to the Company as follows:

     Section 3.1. Organization and Qualification. Each Barnes & Noble Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. B&N Acquisition Corp. has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger. Except for obligations or liabilities and activities contemplated by this Agreement, B&N Acquisition Corp. has not incurred any obligations or liabilities or engaged in any business activities of any kind prior to the Closing.

     Section 3.2. Authorization.

     (a) Each Barnes & Noble Party has all corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement by each Barnes & Noble Party and the consummation by each Barnes & Noble Party of the transactions contemplated by this Agreement have been duly authorized by all corporate action on the part of each Barnes & Noble Party.

     (c) This Agreement has been duly executed and delivered by each Barnes & Noble Party and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each Barnes & Noble Party, enforceable against each Barnes & Noble Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

     (d)  Consents.

          (i) Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 3.2(d)(ii) have been made or obtained, the execution, delivery and performance by each Barnes & Noble Party of this Agreement will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under:

                    (1) any term or provision of any state or federal law,
               ordinance, rule or regulation to which any Barnes & Noble Party is subject and which violation, breach or default would have, together with all such other violations, breaches and defaults, a Material Adverse Effect on the Barnes

                                       13

               & Noble Parties, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement; or

                    (2) the Certificate of Incorporation or By-Laws of each
               Barnes & Noble Party, as amended and in effect on the date of this Agreement or the Closing Date, or any Contract or Judgment to which any Barnes & Noble Party is a party or by which any Barnes & Noble Party is bound, or result in the creation of any Lien upon any of the properties or assets of any Barnes & Noble Party, which breach or default would have, together with all such other breaches and defaults, a Material Adverse Effect on the Barnes & Noble Parties, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement.

          (ii) No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by any Barnes & Noble Party, or the consummation of any other transaction contemplated on the part of any Barnes & Noble Party under this Agreement, except (1) in connection, or in compliance, with the Securities Act and the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (3) approvals, qualifications, orders, authorizations, or filings, in each case the failure to obtain which would not have a Material Adverse Effect on the Barnes & Noble Parties, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement.

                    Section 3.3. Brokers and Finders. Other than Citigroup
               Global Markets, Inc., no Barnes & Noble Party has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's, finder's, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

                    Section 3.4. Proxy Statement; Schedule 13E-3. None of the
               information to be supplied by a Barnes & Noble Party for inclusion in the Proxy Statement or Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the information provided by a Barnes & Noble Party, in light of the circumstances under which they are made, not misleading.

                    Section 3.5. Knowledge. Other than as set forth in the
               Company Disclosure Letter, the Barnes & Noble Parties are not aware of any facts or circumstances which would cause the representations and warranties of the Company contained in this Agreement to be untrue or incorrect in any material respect.

                                       14

                                  ARTICLE IV.
                        Certain Covenants and Agreements

     Section 4.1. Certain Actions Pending Merger. Prior to the Effective Time
(i) the Companies shall conduct their respective businesses in the ordinary and usual course of business, consistent with past practice and (ii) neither of the Companies shall take any of the following actions, except with the prior written consent of Barnes & Noble or as expressly contemplated or permitted by this
Agreement:

     (a) declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock or Membership Units;

     (b) split, combine or reclassify any of its capital stock or Membership Units or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or Membership Units or repurchase, redeem or otherwise acquire any shares of its capital stock or Membership Units;

     (c) issue, deliver, pledge, encumber or sell, or authorize the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock or Membership Units or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or Membership Units or other convertible securities (other than the issuance upon the exercise of outstanding Options in effect on the date of this Agreement or the exchange or conversion of Membership Units or shares of Class B Common Stock or Class C Common Stock, in each case in accordance with their respective present terms), authorize or propose any change in its equity capitalization, or amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement to which either of the Companies is a party relating to such securities;

     (d) amend its Certificate of Incorporation, By-laws or other organizational documents in any manner;

     (e) merge or consolidate with any other Person, or acquire any assets or capital stock of any other Person, other than acquisitions of assets in the ordinary course of business;

     (f) incur any indebtedness for money borrowed or guarantee any such indebtedness of another Person other than pursuant to any current agreement relating to indebtedness for money borrowed or other than in the ordinary course of business;

     (g) make or authorize any capital expenditures, other than capital expenditures that are in the aggregate no greater than (i) $5.0 million from the date of this Agreement through March 31, 2004 and
          (ii) $10.0 million from the date of this Agreement through July 15, 2004;

                                       15

     (h) except as may be required by changes in applicable law or GAAP, change any method, practice or principle of accounting;

     (i) enter into any new employment agreements with, or increase the compensation of, any officer (vice president or above) or director of either of the Companies (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from either of the Companies), other than as required by law or by written agreements in effect on or prior to the date hereof with such person, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any Company Plan or accelerate the vesting or any payment under any Company Plan;

     (j) enter into any transaction with any officer (vice president or above) or director of either of the Companies, other than as provided for in the terms of any agreement in effect on or prior to the date hereof;

     (k) settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to either of the Companies; or

     (l) the entering into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 4.1.

     Section 4.2. Proxy Statement.

     (a) As soon as reasonably practicable after the date of this Agreement, the Company will prepare and file with the SEC, a proxy statement relating to the Company Stockholders' Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the "Proxy Statement") and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the "Schedule 13E-3") relating to the transactions contemplated by this Agreement and will use its reasonable efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable; provided, however, that prior to the filing of the Proxy Statement and the Schedule 13E-3, the Company will consult with the Barnes & Noble Parties and their counsel with respect to such filings and shall afford the Barnes & Noble Parties reasonable opportunity to review and comment thereon. The Barnes & Noble Parties will provide the Company with any information for inclusion in the Proxy Statement and the Schedule 13E-3 which may be required under applicable law and which is reasonably requested by the Company. The Company will promptly notify the Barnes & Noble Parties of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will supply the Barnes & Noble Parties with copies of all correspondence between the Company and any of its representatives, on the one hand, and the SEC or members of its staff, on the other

                                       16

          hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. If at any time prior to the Company Stockholders' Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will prepare and, if appropriate, mail to its stockholders such amendment or supplement; provided, however, that prior to such mailing, the Company will consult with the Barnes & Noble Parties and their counsel with respect to such amendment or supplement and shall afford the Barnes & Noble Parties reasonable opportunity to review and comment thereon.

     (b) Except under the circumstances described in Section 4.3, the Company through the Company's Board of Directors (acting upon the recommendation of the Special Committee) shall recommend to its Public Stockholders the adoption of this Agreement and the transactions contemplated hereby and such recommendation shall be included in the Proxy Statement and the Schedule 13E-3.

     Section 4.3. Stockholders' Meeting.

     (a) The Company will call and hold a meeting of the stockholders of the Company for the purpose of voting upon the adoption and approval of this Agreement and the transactions contemplated by this Agreement (such meeting, the "Company Stockholders' Meeting"). The Company Stockholders' Meeting will be held (on a date selected by the Company in consultation with the Barnes & Noble Parties) as promptly as practicable after the mailing of the Proxy Statement to the stockholders of the Company. Barnes & Noble hereby agrees to cause B&N Holding Corp. to vote all shares of its Class A Common Stock, Class B Common Stock and Class C Common Stock in favor of the adoption and approval of this Agreement and the transactions contemplated by this Agreement. Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, except as expressly permitted by this Section 4.3, withdraw, qualify or modify its approval or recommendation of the approval of this Agreement and the transactions contemplated hereby in a manner adverse to Barnes & Noble (an "Adverse Company Board Recommendation").

     (b) Notwithstanding anything to the contrary contained herein, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation and terminate this Agreement pursuant to Section 6(d)(i) (a "Termination Recommendation") if: (i) any Person makes an Acquisition Proposal; (ii) the Company provides notice to Barnes & Noble to the effect that it received such Acquisition Proposal as soon as practicable after receipt thereof, but in no event later than two (2) business days after receipt thereof; and (iii) the Special Committee determines in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal is more favorable to the Public Stockholders than the Merger and made by a Person which is reasonably able to

                                       17

          finance the transaction contemplated by the Acquisition Proposal (a "Superior Proposal").

     (c) Notwithstanding anything to the contrary contained herein, at any time prior to the satisfaction of the conditions set forth in Article V, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation (other than a Termination Recommendation) (any such Adverse Company Board Recommendation, a "Non-Termination Recommendation") if the Special Committee determines in good faith (after consultation with its outside legal counsel) that the Non-Termination Recommendation is necessary in order for the Special Committee to comply with its fiduciary obligations to the Public Stockholders under applicable law. Notwithstanding any Non-Termination Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders' Meeting for the purpose of adopting this Agreement and the transactions contemplated hereby, and nothing contained herein shall relieve the Company of such obligation.

     Section 4.4. Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties agrees to (i) use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and
(B) any other applicable law; provided that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Parties shall use reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement shall take all such necessary or desirable action.

     Section 4.5. Inspection of Records. From the date hereof to the Effective Time, the Companies shall (i) allow all designated officers, attorneys, financial advisors, accountants and other representatives of Barnes & Noble reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Companies and (ii) make available for inspection by Barnes & Noble and its counsel, financial advisors, auditors and other authorized representatives such financial and

                                       18

operating data and other information as such persons may reasonably request to the extent such information is readily available. No investigation by any Party, whether prior to the execution of this Agreement or pursuant to this Section 4.5, shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

     Section 4.6. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of:

     (a) any change or event, or series of changes or events, having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or B&N LLC or would be reasonably likely to cause any of the conditions in Article V not to be satisfied or to cause the satisfaction thereof to be materially delayed;

     (b) the receipt of any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

     (c) the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

     (d) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Party, threatened against any Party or B&N LLC which seeks to prohibit or prevent consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to the Party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

     Section 4.7. Disclosure. None of the Parties or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated by this Agreement without the prior consent of the other Party (which consent will not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. The Parties will consult (to the extent reasonably practicable if disclosure is required by law) with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement, whether or not required by law. The Parties shall agree on the text of a joint press release by which the Parties will announce the execution of this Agreement.

     Section 4.8. Directors' and Officers' Indemnification.

     (a) The Certificate of Incorporation and the By-laws of the Surviving Corporation will contain the provisions with respect to indemnification, advancement of expenses and limitation of liability of directors and officers set forth in the

                                       19

          Company's Amended and Restated Certificate of Incorporation and By-laws on the date of this Agreement. These provisions may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights under the Amended and Restated Certificate of Incorporation and By-laws of individuals who on or prior to the Effective Time were directors or officers of the Company or B&N LLC or served at the request of the Company or B&N LLC as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such modification is required by law and then only to the maximum extent required by such applicable law, and except to make changes permitted by applicable law that would enlarge the exculpation, rights of indemnification or advancement of expenses thereunder; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of such claims shall continue, without diminution, until disposition of all such claims.

     (b) From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall (and Barnes & Noble shall cause the Surviving Corporation to) indemnify and hold harmless each present and former officer and director of the Company and B&N LLC, and each person who served at the request of the Company or B&N LLC as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including each person controlling any of the foregoing persons (collectively, the "Indemnified Parties" and each, an "Indemnified Party"), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law and the Certificate of Incorporation or By-laws of the Company or indemnification agreements in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation. Without limiting the foregoing, in the event that any claim, action, suit, proceeding or investigation is brought against an Indemnified Party (whether arising before or after the Effective Time), the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall (and Barnes & Noble shall cause the Surviving Corporation to) advance the fees and expenses of such counsel for the Indemnified Party in accordance with the Certificate of Incorporation or By-laws of the Company in effect on the date of this Agreement.

     (c) The Surviving Corporation shall (and Barnes & Noble shall cause the Surviving Corporation to) provide, for a period of not less than six
          (6) years after the

                                       20

          Effective Time, the Company's current and former directors and officers who are currently covered by the Company's existing director and officer insurance policy with an insurance policy (including by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy, or, if substantially equivalent insurance coverage is unavailable, the most advantageous D&O Insurance obtainable for an annual premium equal to 300% of the annual premium currently in place for the Company for such insurance; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently in place for the Company for such insurance; provided further, however, that in lieu of the foregoing, any of the Barnes & Noble Parties shall be permitted to procure "tail insurance coverage" to cover the Company's current and former directors and officers who are currently covered by the Company's existing director and officer insurance policy that provides coverage for events occurring at or prior to the Effective Time, which coverage shall be no less favorable than the existing director and officer insurance policy, and the Surviving Corporation shall (and Barnes & Noble shall cause the Surviving Corporation to) maintain such coverage for a period of not less than six (6) years after the Effective Time. In the event any claim is made against present or former directors or officers of the Company or B&N LLC that is covered or potentially covered by insurance, neither the Surviving Corporation nor Barnes & Noble shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

     (d) This Section 4.8 shall survive the Effective Time, is intended to benefit the Surviving Corporation, the Company's current and former directors and officers who are currently covered by the Company's existing director and officer insurance policy and shall be enforceable by such persons, their heirs, assigns and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Barnes & Noble's option, Barnes & Noble, shall assume the obligations set forth in this Section 4.8.

     Section 4.9. Stockholder Litigation. Each of the Parties shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against any Party or their respective directors and officers, as applicable, relating to this Agreement and the transactions contemplated hereby.

                                       21

     Section 4.10. Employee Matters.

     (a) Following the Closing Date until January 31, 2005, Barnes & Noble shall, or shall cause the Surviving Corporation to, provide employee benefits to employees of the Company or B&N LLC (collectively, "Employees") that are comparable in the aggregate to the employee benefits provided to Employees immediately prior to the Closing Date. To the extent that service is relevant for purposes of eligibility or vesting under any plan, program or arrangement established or maintained by Barnes & Noble for the benefit of Employees that is comparable to a plan, program or arrangement in which any such Employee was entitled to participate prior to the Closing Date, such plan, program or arrangement shall credit such Employees for service on or prior to the Closing with the Company or B&N LLC, as the case may be, for purposes of eligibility or vesting, but not for benefit accrual or level of benefits. Following the Closing Date, matching contributions on behalf of the Employees shall be invested in the same manner as such contributions are invested on behalf of similarly situated employees of Barnes & Noble.

     (b) Barnes & Noble shall take all actions necessary to provide that all Employees participating in an annual bonus plan or policy of the Company or B&N LLC for the 2003 calendar year be paid the portion of such annual bonus under the terms of the applicable plan or policy as in effect immediately prior to the Closing Date.

     (c) After the Closing Date, Barnes & Noble agrees to assume or guarantee payment of all obligations of the Company or B&N LLC to Employees under (i) the B&N LLC Deferred Compensation Plan and (ii) any employment agreement between any Employee and the Company or B&N LLC.

                                   ARTICLE V.
                              Conditions Precedent

     Section 5.1. Conditions to each Party's Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the Parties in writing, in whole or in part, to the extent permitted by applicable law):

     (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each Party agreeing to use its reasonable efforts (as set forth in Section 4.4 hereof) to have any restraining order, injunction or other order or legal restraint or prohibition lifted) nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or

                                       22

          enforced, which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

     (b) Approval of Stockholders. The adoption of this Agreement shall have been approved by the requisite vote of the stockholders of the Company in accordance with the DGCL (the "Required Company Stockholder Vote").

     (c) Consents. Other than the filing of the Certificate of Merger, all material consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the Merger must have been obtained or effected.

     Section 5.2. Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

     (a) Representations and Warranties. The representations and warranties of each Barnes & Noble Party contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

     (b) Agreements. Each Barnes & Noble Party shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     (c) Certificate. The Company shall have received a certificate of a senior executive officer of Barnes & Noble, dated the Closing Date, certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) have been fulfilled.

     Section 5.3. Conditions to the Obligation of the Barnes & Noble Parties to Effect the Merger. The obligation of the Barnes & Noble Parties to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

     (b) Agreements. The Company must have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                                       23

     (c) Certificate. Barnes & Noble shall have received a certificate of a senior executive officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 5.3(a) and Section 5.3(b) have been fulfilled.

     (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Companies, taken as a whole.

                                  ARTICLE VI.
                        Termination, Amendment and Waiver

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned as follows:

     (a) at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by the mutual written consent of Barnes & Noble and the Company;

     (b) by either Barnes & Noble or the Company, in each case by written notice to the other, if:

          (i) at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, the Merger has not been consummated on or prior to July 15, 2004; provided that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

          (ii) at any time prior to the Effective Date, an administrative agency or commission or other governmental authority or instrumentality shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Merger.

     (c) at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by Barnes & Noble upon written notice to the
          Company:

          (i)  if there has occurred an Adverse Company Board Recommendation; or

          (ii) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 5.3(a) or Section 5.3(b) shall have become incapable of fulfillment.

     (d) at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by the Special Committee upon written notice to Barnes & Noble:

                                       24

          (i) if there has occurred a Termination Recommendation; provided that, prior to such termination the Special Committee shall have given Barnes & Noble no less than five (5) business days notice; or

          (ii) upon a breach of any representation, warranty, covenant or agreement on the part of a Barnes & Noble Party set forth in this Agreement such that the conditions set forth in Section 5.2(a) or
               Section 5.2(b) shall have become incapable of fulfillment.

     Section 6.2. Effect of Termination. If this Agreement is terminated as provided in Section 6.1, this Agreement will become null and void (except that the provisions of Sections 4.7, 6.2, 7.3 and 7.4 will survive any termination of this Agreement), and there will be no liability on the part of any Party or any of their Affiliates; provided that nothing in this Agreement will relieve any party from any liability or obligation with respect to any breach of this Agreement prior to such termination.

     Section 6.3. Amendment. This Agreement may be amended only by an agreement in writing executed by all of the Parties. After the approval of the adoption of this Agreement by the stockholders of the Company, no amendment requiring approval of the stockholders of the Company and B&N Acquisition Corp. shall be made without first obtaining such approval.

     Section 6.4. Waiver. At any time prior to the Effective Time, whether before or after the satisfaction of the condition set forth in Section 5.1(b), any of the Parties may:

     (a) extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be; or

     (b) waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

                                  ARTICLE VII.
                                  Miscellaneous

     Section 7.1. Definitions. In this Agreement, unless the context otherwise provides, the following terms have the following meanings:

     "Adverse Company Board Recommendation" has the meaning specified in Section 4.3(a).

     "Affiliates" means, with respect to any Person, (i) any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person, or (ii) any director, officer, partner or member of management of such Person.

                                       25

     "Acquisition Proposal" means a bona fide, unsolicited, proposal from any Person (whether or not in writing) which is not withdrawn relating to any (i) direct or indirect acquisition of all of the shares of Class A Common Stock owned by the Public Stockholders, (ii) direct or indirect acquisition of all of the shares of outstanding capital stock or ownership interests of either of the Companies, (iii) direct or indirect acquisition of all or substantially all of the assets of either of the Companies, or (iv) merger, consolidation, share exchange, business combination or similar transaction involving either of the Companies.

     "Barnes & Noble" has the meaning specified in the introductory paragraph of this Agreement.

     "Barnes & Noble Party" and "Barnes & Noble Parties" has the meaning specified in Article III.

     "B&N Acquisition Corp." has the meaning specified in the introductory paragraph of this Agreement.

     "B&N Holding Corp." has the meaning specified in the introductory paragraph of this Agreement.

     "B&N LLC" has the meaning specified in Recital A hereof.

     "Capital Stock" has the meaning specified in Recital A.

     "Certificate of Merger" has the meaning specified in Section 1.2.

     "Class A Common Stock" has the meaning specified in Recital A.

     "Class B Common Stock" has the meaning specified in Recital A.

     "Class C Common Stock" has the meaning specified in Recital A.

     "Closing" has the meaning specified in Section 1.3.

     "Closing Date" has the meaning specified in Section 1.3.

     "Companies" means the Company and B&N LLC.

     "Company" has the meaning specified in the introductory paragraph of this Agreement.

     "Company Disclosure Letter" has the meaning specified in Article II.

     "Company Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and any severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy and any other employee benefit plan, agreement, program or other arrangement sponsored or maintained by either of the Companies, in which present or former employees thereof participate or either of the Companies has any present or future liability.

                                       26

     "Company Stockholders' Meeting" has the meaning set forth in Section
4.3(a).

     "Contract" means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.

     "Control" means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "DGCL" has the meaning specified in Recital B.

     "D&O Insurance" has the meaning specified in Section 4.8(c).

     "Dissenting Shares" has the meaning specified in Section 1.6(a).

     "Effective Time" has the meaning specified in Section 1.2.

     "Employees" has the meaning specified in Section 4.10.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

     "Exchange Agent" has the meaning specified in Section 1.8(a).

     "Exchange Fund" has the meaning specified in Section 1.8(a).

     "GAAP" means accounting principles and practices generally accepted from time to time in the United States.

     "Governmental Entity" means a court, legislature or other agency or instrumentality or political subdivision of federal, state or local government.

     "Indemnified Party" has the meaning specified in Section 4.8(b).

     "Judgment" means any judgment, order, award, writ, injunction or decree of any Governmental Entity or arbitrator.

     "Lien" means any mortgage, pledge, lien, charge, restriction, claim or encumbrance of any nature whatsoever, other than Liens for or with respect to Taxes that are not yet due and payable or delinquent, including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

     "Material Adverse Effect": An event, fact, violation, breach, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on a Party if such event, fact, violation, breach, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Party, other than any event or condition resulting from: (A) general economic, business or industry conditions; (B) the taking of any action permitted or required by this Agreement or from

                                       27

the announcement or pendency of the Merger; (C) a decline in a Party's stock price; or (D) the delisting of the Class A Common Stock from the NASDAQ National Market.

     "Membership Units" has the meaning specified in Recital A hereof.

     "Merger" has the meaning specified in Recital B.

     "Merger Consideration" has the meaning specified in Section 1.5(b)(i).

     "Non-Termination Recommendation" has the meaning specified in Section
4.3(c).

     "Option" has the meaning specified in Section 1.7.

     "Party" means each of Barnes & Noble, B&N Holding Corp., B&N Acquisition Corp. and the Company, and any other Person that may become a party to this Agreement from time to time, and "Parties" means all of the foregoing.

     "Person" means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated organization, Governmental Entity or other entity.

     "Preferred Stock" has the meaning specified in Section 2.2(a).

     "Proxy Statement" has the meaning specified in Section 4.2(a).

     "Public Stockholders" means all of the holders of shares of Class A Common Stock, excluding B&N Holding Corp., Barnes & Noble and their respective Affiliates and members of management of Barnes & Noble and the Company.

     "Required Company Stockholder Vote" has the meaning specified in Section 5.1(b).

     "Schedule 13E-3" has the meaning specified in Section 4.2(a).

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

     "SEC" means the Securities and Exchange Commission, and any successor or replacement entity.

     "SEC Documents" has the meaning specified in Section 2.8(a).

     "Special Committee" has the meaning specified in Recital C.

     "Superior Proposal" has the meaning specified in Section 4.3(b).

     "Surviving Corporation" has the meaning specified in Section 1.1.

     "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll,

                                       28

employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) or this clause (ii), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

     "Termination Recommendation" has the meaning specified in Section 4.3(b).

     Section 7.2. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of the Barnes & Noble Parties and the Company, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 7.2 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 7.3. Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated by this Agreement will be the obligation of the Party incurring such expenses.

     Section 7.4. Applicable Law. This Agreement will be governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof.

     Section 7.5. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested upon receipt, five business days after being so sent;
(b) if sent by reputable overnight air courier, two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clause (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be sent or delivered as follows:

          If to the Company, to:

          barnesandnoble.com inc.
          76 Ninth Avenue
          New York, NY 10011
          Attention: Ms. Marie Toulantis
          Fax: (212) 414-6107

          with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, NY 10019
          Attention:  Morton A. Pierce, Esq.
                      Jack S. Bodner, Esq.
          Fax: (212) 259-6333

                                       29

          If to any Barnes & Noble Party, to:

          Barnes & Noble, Inc.
          122 Fifth Avenue
          New York, NY 10011
          Attention:  Mr. Leonard Riggio
          Fax: (212) 675-0413

          with a copy to:

          Bryan Cave LLP
          1290 Avenue of the Americas
          New York, NY 10104
          Attention:  Jay M. Dorman, Esq.
          Fax: (212) 541-1418

Such names and addresses may be changed by such notice.

     Section 7.6. Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     Section 7.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be.

     Section 7.8. Headings References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     Section 7.9. Construction.

     (a) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (b) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (c) Except as otherwise indicated, all references in this Agreement to "Section," "Sections," "Article" or "Recital" are intended to refer to the Section, Sections, Article or Recital, as the case may be, of this Agreement.

                                       30

     Section 7.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which will be considered one and the same agreement.

     Section 7.11. No Third Party Beneficiaries. Except as provided in Section
1.8 and Section 4.8, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

     Section 7.12. Actions of the Company. The Barnes & Noble Parties agree that any action, approval, authorization, waiver or consent taken, given or made by the Company (including the Board of Directors of the Company) in respect of this Agreement or the Merger, prior to the Effective Date, shall not be effective unless such action, approval, authorization, waiver or consent shall have received the prior approval of the Special Committee.

     Section 7.13. Severability; Enforcement. Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

               [remainder of this page left intentionally blank]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                        BARNES & NOBLE, INC.

                        By: /s/ Joseph Lombardi
                            --------------------------------------
                            Joseph Lombardi
                            Chief Financial Officer


                        B&N.COM HOLDING CORP.

                        By: /s/ Joseph Lombardi
                            --------------------------------------
                            Joseph Lombardi
                            Chief Financial Officer


                        B&N.COM ACQUISITION CORP.

                        By: /s/ Joseph Lombardi
                            --------------------------------------
                            Joseph Lombardi
                            Chief Financial Officer


                        BARNESANDNOBLE.COM INC.

                        By: /s/ Marie J. Toulantis
                            --------------------------------------
                            Marie J. Toulantis
                            Chief Executive Officer

                                       32